Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1161	(949) 981-4496
ESS TECHNOLOGY BUSINESS UPDATE AND REORGANIZATION
     FREMONT, Calif., September 18, 2006 — ESS Technology, Inc. (Nasdaq: ESST), announced today that the company has decided to reorganize its operations and change its core business plan because of intense competition and reduced growth expectations. The company currently addresses three market segments: standard definition DVD, high definition DVD and image sensors for camera enabled cellular phones. The company will concentrate its standard definition DVD business activities on serving only a few large customers while we will continue to evaluate alternatives to maximize the value of this business. Additionally, the company will look for business partners or acquirers for its high definition-BluRay DVD business and its Camera Phone division.
     As part of this reorganization the company has reduced its worldwide headcount by approximately 25% since the end of the second quarter and will write-off approximately $2 million in standard definition DVD inventory related to the low end of the market. Additional inventory reserves may be required at the end of the quarter.
     With regard to the third quarter of 2006, the company now believes net revenue will be in the range of $18 to $23 million.

ESS Business Update and Reorganization

     Separately, unrelated to the business reorganization, the company released $14.9 million of its tax reserves in September which will positively impact earnings in the third quarter of 2006.
     “ESS has been working hard to regain market share in the DVD market, but we have to recognize that we face strong competition, and the prospects for our products in those markets are not good. Therefore ESS is taking action to bring our expenses and organization in line with our lower projected revenues, and we are looking at all alternatives to maximize the value of our assets and our technologies. The company plans to concentrate its future efforts on its digital audio and analog products and technologies where we believe we can compete more effectively, and where we believe we can achieve higher margins and long term success,” said Robert Blair, President and CEO.
     “We will provide additional details of our reorganization as well as this quarter’s results and our fourth quarter guidance at our regularly scheduled conference call in October. In closing I would like to acknowledge the contribution of our employees, customers, vendors and investors over the years and thank them for their support. This is a very difficult time for ESS and all its stakeholders, and while we must work hard and smart on our new path, I have full confidence that we will be successful in our efforts to make ESS a profitable and growing company in the future,” concluded Mr. Blair.
About ESS Technology
     ESS Technology, Inc., designs and markets high-performance digital video processor and imaging sensor semiconductors for the consumer digital entertainment, camera phones and digital home markets. ESS products include highly integrated chips for DVD players, VCD players, digital media players, digital audio systems and camera phones.
     ESS, headquartered in Fremont, California, has R&D, sales and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq National Market under the symbol “ESST”. ESS Technology’s web site address is: www.esstech.com
The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, changes in ESS’ business strategies, the timely availability and acceptance of ESS’ products, the impact of competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, continued growth in demand for consumer electronics products, the uncertainty of the outcome of any litigation proceedings, and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Examples of forward-looking statements include statements regarding ESS’ product and strategic positions, future financial results, specifically statements regarding results of changes in ESS’ business strategies, operating results, product developments, projected costs, projected gross margins, projected profitability, products, competitive positions, management’s plans and objectives for future operations, and industry trends. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Forward-looking statements may contain words such as “will”, “expect”, “anticipate”, “believe”, “continue”, “plan”, “should”, other comparable terminology or the negative of these terms. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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